UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  February 25, 2019
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into Material Definitive Agreements

(a)	Equity Purchase Agreement with with 1347 Property Insurance Holdings, Inc.

On February 25, 2019, FedNat Holding Company (the “Company”) entered into an equity purchase agreement (the “Equity Purchase Agreement”), by and among the Company, 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”), Maison Managers, Inc. a Delaware corporation (“MM”), Maison Insurance Company, a Louisiana corporation (“Maison”), and Claimcor, LLC, a Florida limited liability company (“CC and, together with MM and Maison, the “Targets”).
Pursuant to the Equity Purchase Agreement, the Company will acquire (the “Acquisition”) all of the issued and outstanding shares of common stock of MM and Maison, and the entire issued and outstanding membership interest of CC (such interests, collectively, the “Target Equity”). The Target Equity is wholly owned by PIH, and will transfer to the Company at the closing of the Acquisition. In exchange for the Target Equity, PIH will receive as consideration from the Company (i) $25.5 million in cash; and (ii) a number of shares of the Company’s common stock equal to $25.5 million divided by the weighted average closing price per share of the Company’s common stock on Nasdaq during the 20 trading days immediately preceding the closing date of the Acquisition. In addition, surplus notes issued by Maison to PIH in an amount not to exceed $18 million plus accrued but unpaid interest, will be repaid. The shares to be issued to PIH at the closing will be issued without registration under the Securities Act of 1933 (the “Securities Act”), as amended, pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act. The Company has agreed to register the resale of these shares following the closing, which resale will be subject to the terms of a five-year Standstill Agreement.
In addition to the purchase price, PIH will receive five-year rights of first refusal to provide reinsurance of up to 7.5% of any layer in the Company’s catastrophe reinsurance program, up to a maximum aggregate in force amount of all reinsurance coverage sold to the Company of $15 million, pursuant to a Reinsurance Capacity Right of First Refusal Agreement to be entered into at closing. PIH and the Company will also enter into an Investment Advisory Agreement pursuant to which a subsidiary of PIH will provide investment advisory services to the Company for five years for an annual advisory fee of $100,000.
Certain stockholders of PIH have entered into voting agreements concurrent with the execution of the Equity Purchase Agreement (collectively, the “Voting Agreements”). The Voting Agreements provide that such stockholders will vote their shares in favor of approval of the Equity Purchase Agreement and against any proposed PIH action that would result, or could reasonably be expected to result, in a breach of the covenants, agreements, representations or warranties or other obligations of PIH in the Equity Purchase Agreement. The Voting Agreements also restrict the transfer of the PIH shares held by them until the earlier to occur of the closing of the Acquisition or termination of the Equity Purchase Agreement pursuant to its terms.
Under the Equity Purchase Agreement, PIH is permitted to solicit superior offers to acquire its insurance businesses during a 30-day “go-shop” period beginning on the date of the Equity Purchase Agreement. After the “go-shop” period expires, PIH and its representatives will be prohibited from initiating, soliciting, knowingly facilitating, encouraging or engaging in discussions or negotiations relating to any competing acquisition proposal, subject to certain limited exceptions. PIH may terminate the Equity Purchase Agreement if, subject to PIH’s compliance with certain covenants, PIH’s board of directors authorizes PIH to enter into a definitive written agreement with respect to an acquisition proposal that it deems superior to the Acquisition. If the Equity Purchase Agreement is terminated by either the Company or PIH under circumstances related to a superior acquisition proposal, PIH has agreed to pay the Company a termination fee in the amount of $2.16 million.
The Equity Purchase Agreement contains customary representations and warranties from the Company, PIH, and the Targets, and the parties have agreed to customary covenants, including, among other things, covenants relating to the conduct of the Targets’ business during the interim period between the execution of the Equity Purchase Agreement and the closing. The assertions embodied in the representations and warranties of the Equity Purchase Agreement were made solely for purposes of the contract between the Company, PIH and the Targets, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Equity Purchase Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk among the Company, PIH and the Targets rather than establishing matters as facts. Subject to certain limitations set forth in the Equity Purchase Agreement, the Company and PIH have also agreed to indemnify the other party against certain losses, including losses arising out of breaches of representations, warranties and covenants set forth in the Equity Purchase Agreement.
The Equity Purchase Agreement has been approved by the boards of directors of the Company and PIH. Closing of the Acquisition is subject to Maison having consolidated net book value in accordance with generally accepted accounting principles of at least $42 million at closing, as well as the receipt of required regulatory approvals without the imposition of materially burdensome regulatory conditions, the approval of the PIH stockholders, and other customary closing conditions.

The parties have agreed to use their commercially reasonable best efforts to close the Acquisition on or before June 30, 2019 (the “Target Closing Date”). If the closing does not occur on or before the Target Closing Date and the Equity Purchase Agreement has not been terminated pursuant to its terms, then the Company and PIH have agreed to use their commercially reasonable best efforts to cause the closing to occur after November 30, 2019 but not later than December 31, 2019. If the closing occurs after the Target Closing Date, the purchase price will be increased by the lesser of (i) the amount by which the net book value of the Targets exceeds $42 million and (ii) the amount by which Maison’s statutory surplus exceeds $47 million (without considering the effect of the repayment of the surplus notes) if PIH is not able, due to regulatory restrictions, to cause the Targets to distribute such amount to PIH on the closing date.
The foregoing descriptions of the Equity Purchase Agreement and related agreements are included to provide information regarding their terms. These descriptions do not purport to be complete and are qualified in their entirety by reference to the complete text of the Equity Purchase Agreement, including its exhibits, which is filed as Exhibit 2.1 to this Form 8-K, and the form of Voting Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

(b)	Note Purchase Agreements

On February 25, 2019, the Company entered into note purchase agreements (each a “Note Purchase Agreement” and, collectively, the “Note Purchase Agreements”) with each institutional investor (the “Note Purchasers”) pursuant to which the Company proposed to issue a 7.5% Senior Unsecured Notes due 2029 (the “Notes”) to the Note Purchasers at a price equal to 100% of the aggregate principal amount of the Notes. As of the date of this filing, the Company has received signed note purchase agreements for an aggregate of $97 million of Notes.
Each Note Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the respective Note Purchasers, on the other hand.
The Notes will be offered and sold without being registered under the Securities Act pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act, solely to Note Purchasers that are either “qualified institutional buyers” or institutional “accredited investors.”
The offering is expected to close on or about March 5, 2019. The net proceeds of this offering will be used for the cash component of the Acquisition consideration, along with an expected post-closing capital infusion into Maison in connection with the repayment of the surplus notes due to PIH; the redemption of the $45 million of the Company’s senior notes currently outstanding; and for working capital purposes. The existing senior notes to be redeemed includes $20 million of senior notes due 2022 (the “2022 Notes”) that are not redeemable at the Company’s option, but as to which the holder has agreed to be redeemed at a price of 112.5% of the outstanding principal amount of the 2022 Notes, or a total redemption price of $22.5 million.
Simultaneously with the issuance of the Notes, the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Note Purchasers pursuant to which the Company will agree to take steps, within certain time periods following the issuance date of the Notes (the “Closing Date”) as specified in the Registration Rights Agreement, to provide for the exchange of the Notes for senior notes that are registered with the SEC and have substantially the same terms as the Notes.
The Notes will be issued pursuant to Indenture (the “Indenture”), by and between the Company and the Bank of New York Mellon, as trustee (the “Trustee”). The Trustee will also serve as the initial paying agent and registrar with respect to the Notes.
The Notes will have a maturity date of 10 years from the issuance date and will bear interest at a fixed rate of 7.5% per year, payable semi-annually in arrears, subject to increases in the interest rate payable in the event of a downgrade in the credit rating assigned to the Notes. The Notes are not convertible or exchangeable for any equity securities, other securities or assets of the Company or any subsidiary and are not subject to redemption at the option of the holder. The Company may redeem the Notes under certain circumstances as set forth in the Indenture. Prior to the fifth anniversary of the issuance date, the Company may redeem the Notes, in whole or in part, at the applicable Treasury rate plus 50 basis points, plus accrued and unpaid interest to, but not including, the date of redemption. On and after the fifth anniversary of the issuance date, the Company may redeem the Notes, in whole or in part, at 103.750% in 2024, 101.875% in 2025, and 100% thereafter, together with any accrued and unpaid interest on the Notes being redeemed to but excluding the date of redemption. In addition, if the Acquisition does not close by December 31, 2019 (or if the Equity Purchase Agreement is terminated by that date), the Company has agreed to redeem the $49.5 million of Notes held by certain Note Purchasers at a redemption price equal to 101% of the principal amount of the Notes to be redeemed.
Principal and interest on the Notes are subject to acceleration in the event of certain events of default, including automatic acceleration upon certain bankruptcy-related events. The Notes are unsecured obligations of the Company.

The foregoing description of the Note Purchase Agreement is included to provide information regarding its terms. It does not purport to be complete and is qualified in its entirety by reference to the complete text of the Note Purchase Agreement, which is filed as Exhibit 10.2 to this Form 8-K. The letter agreement relating to the redemption of the 2022 Notes is filed as Exhibit 10.3 to this Form 8-K.
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The foregoing descriptions should also be read in conjunction with the other information regarding the Company, its affiliates and its business that may be contained in the Forms 10-K, Forms 10-Q and other filings that the Company may make with the Securities and Exchange Commission (the “SEC”).

Item 7.01	Regulation FD Disclosure
On February 25, 2019, the Company issued a press release announcing the execution of the Equity Purchase Agreement and Note Purchase Agreements. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K. In addition, the Company provided supplemental information regarding the proposed transaction in a presentation available on the Company’s website, www.fednat.com, under the “Investors” tab, and attached as Exhibit 99.2 to this Form 8-K. The Company is not undertaking any obligation to update the presentation. The Company will host a conference call associated with announcement of the execution of the Equity Purchase Agreement and Note Purchase Agreements on February 26, 2019 at 9 a.m. Eastern Time.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
	2.1	Equity Purchase Agreement dated as of February 25, 2019 among FedNat Holding Company, 1347 Property Insurance Holdings, Inc., Maison Managers, Inc., Maison Insurance Company and Claimcor, LLC*
	10.1	Form of Voting Agreement
	10.2	Form of Note Purchase Agreement dated February 25, 2019
	10.3	Letter Agreement dated February 25, 2019 among FedNat Holding Company, Athene Annuity & Life Assurance Company and Athene Annuity and Life Company regarding redemption of the 2022 Notes
	99.1	FedNat Holding Company Press Release dated February 25, 2019**
	99.2	FedNat Investor Presentation dated February 25, 2019**
* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request.
** Furnished pursuant to Item 7.01 as part of this Current Report on Form 8-K and not to be deemed "filed" pursuant to Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: February 25, 2019	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)